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                                                                      Exhibit 21

                      List of Subsidiaries of Registrant


1.  BW Food Distributors, Inc. -- Salem, New Hampshire

2.  BW Transportation Services, Inc. -- Indianapolis, Indiana

3.  Special Services Company -- Orange, Connecticut

4.  Priority Healthcare Services Corporation -- Indianapolis, Indiana

5.  College Park Plaza Associates, Inc. -- Indianapolis, Indiana

6.  Bindley Western Funding Corporation -- Woodland, California
    (a Delaware Corporation)

7.  Central Pharmacy Services, inc. -- Atlanta, Georgia
    (a Georgia Corporation)



NOTE:   All subsidiaries listed are Indiana corporations except as otherwise noted.